Exhibit 10.32

FIRST AMENDMENT TO LEASE AGREEMENT

This FIRST AMENDMENT TO LEASE AGREEMENT (this “Amendment”) is made as of the 13th day of August, 2018 (the “First Amendment Effective Date”), by and between JAMESTOWN 21-23-25 DRYDOCK, L.P., a Delaware limited partnership, with a business address c/o Jamestown, Ponce City Market, 675 Ponce de Leon Avenue, NE, 7th Floor, Atlanta, Georgia 30308 (“Landlord”), and GINKGO BIOWORKS, INC., a Delaware corporation, whose address is 27 Drydock Avenue, Floor 8, Boston, Massachusetts 02210 (“Tenant”).

WHEREAS, Tenant and Landlord. entered into that certain Lease dated March 18, 2016 (the “Original Lease”), which Original Lease relates to the Leased Premises described therein on the eighth (8th) floor of The Bronstein Building (the “Building”) located at 21, 23 and 25 Drydock A venue, Boston, Massachusetts, comprising the Phase I Premises, the Phase II Premises, the Phase III Premises and the Phase IV Premises (which Phase IV Premises are not yet delivered to the Tenant per the provisions of the Original Lease) (collectively, the “Original Premises”);

WHEREAS, Tenant desires to lease additional premises in the Building consisting of (i) approximately 17,384 rentable square feet, known as 21-820E located on the eighth (8th) floor of 21 Drydock Avenue, Boston, Massachusetts, as shown on the floor plan attached to this Amendment as Exhibit A-1 (the “Expansion Premises”) and (ii) approximately 244 square feet located on the sixth (6th) floor of 23 Drydock Avenue, Boston, Massachusetts, as shown on the floor plan attached hereto as Exhibit A-2 (the “PH Premises”);

WHEREAS, Landlord agrees to lease the Expansion Premises and the PH Premises to Tenant, subject to and upon the terms and conditions hereinafter set forth; and

WHEREAS, the Original Lease, as amended by this Amendment, is hereinafter referred to as the “Lease”, and all references contained in the Original Lease to “this Lease” or words of similar import shall mean and refer to the Original Lease, as amended by this Amendment.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree that the Lease is hereby amended as follows:

1. Extension of Expiration Date. The definition of Expiration Date in the Original Lease is hereby deleted in its entirety and replaced with the following: “Expiration Date shall mean January 31, 2030, or the last day of any renewal term, if the Lease Term is extended in accordance with the provisions of Section 8.1 hereof.”

2. Expansion Premises. Landlord hereby demises and leases to Tenant, and Tenant hereby leases from Landlord, the Expansion Premises for a Lease Term commencing as of the Expansion Premises Commencement Date (as hereinafter defined) and expiring on the Expiration Date, unless sooner terminated in accordance with the terms of the Lease.

(a) Delivery of Expansion Premises. Landlord shall deliver the Expansion Premises to Tenant on the date (the “Expansion Premises Commencement Date”) that is the later of (i) July 1, 2022 and (ii) the date upon which Landlord substantially completes the work described in Exhibit B attached hereto in the Expansion Premises (collectively, “Landlord’s Expansion Premises Work”), provided, however, in the event that delivery date of the Expansion Premises is later than October 1, 2022 for any reason other than an Unavoidable Delay (as defined in the Lease), the Expansion Premises Rent Commencement Date shall be delayed by one (1) day for each day beyond October 1, 2022 that the Expansion Premises are delivered to Tenant.

(b) Rent for Expansion Premises. The Base Rent payable for the Expansion Premises shall commence on that date that is five (5) months following the Expansion Premises Commencement Date (the “Expansion Premises Rent Commencement Date”) and shall be equal to 100% of the Expansion Fair Market Value (as hereinafter defined) of the Expansion Premises, but in no event less than $65.00 per rentable square foot as an initial net rate, which rent · once established shall be subject to annual increases of three percent (3%) on each annual anniversary date of the Expansion Premises Rent Commencement Date during the Lease Term. Until the Expansion Premises Rent Commencement Date, Base Rent, PILOT Payments and Tenant’s Proportionate Share of Operating Costs for the Expansion Premises shall be abated. Tenant shall pay all forms of Additional Rent (other than PILOT Payments and Tenant’s Proportionate Share of Operating Costs) with respect to the Expansion Premises commencing on the Expansion Premises Commencement Date and all Additional Rent (including but not limited to PILOT Payments and Tenant’s Proportionate Share of Operating Costs) with respect to the Expansion Premises commencing on the Expansion Premises Rent Commencement Date.

i.

On or before October 1, 2021 (i.e., nine (9) months prior to the earliest Expansion Premises Delivery Date), Landlord shall deliver to Tenant a Rent Notice (as defined in the Original Lease) stating Landlord’s determination of the Expansion Fair Market Value. If Landlord’s determination of Expansion Fair Market Value exceeds $65.00 per rentable square foot, then Tenant shall have the right to dispute the same by delivering a Dispute Notice (as defined in the Original Lease) to Landlord within thirty (30) days after delivery of the Rent Notice, and such dispute shall be resolved by arbitration as provided in Section 8.3 of the Lease. Time is of the essence of the giving of said Rent Notice and Dispute Notice. Failure on the part of Tenant to timely submit a Dispute Notice shall constitute a waiver of the right of Tenant to dispute the Expansion Fair Market Value determined by Landlord, and in such event the Base Rent for the Expansion Premises shall be as set forth in the Rent Notice. Upon final determination of the Base Rent for the Expansion Premises, Landlord and Tenant shall promptly execute a lease amendment replacing Exhibit D attached hereto with an exhibit that reflects rent due for the entire Leased Premises including the Expansion Premises. If the Base Rent for the Expansion Premises is not determined prior to the Expansion Premises Commencement Date, then Tenant shall pay Base Rent in an amount equal to $65.00 per rentable square foot (the “Interim Rent”). Upon final determination of the Base Rent for the Expansion Premises, Tenant shall commence paying such Base Rent as so determined, and within ten (10) days after such determination Tenant shall pay any deficiency in prior payments of Base Rent or, if the Base Rent as so determined shall be less than the Interim Rent, Tenant shall be entitled to a credit against the next succeeding installments of Base Rent in an amount equal to the difference between each installment of Interim Rent and the Base Rent as so determined which should have been paid for such installment until the total amount of the over payment has been recouped.

ii.

“Expansion Fair Market Value” shall mean the “Fair Market Value” (as defined in and determined in accordance with Section 8.2 of the Lease) of the Expansion Premises as of the date of the Rent Notice for a term equal to the remaining Lease Term provided, however, that for the avoidance of doubt the Permitted Use shall be laboratory use.

(c) Expansion Premises Allowance. Landlord agrees to contribute a tenant improvement allowance (the “Expansion Premises Allowance”) as follows: (x) in the event that the Expansion Fair Market Value is $65.00 per rentable square foot, an amount of up to $60.00 per rentable square foot of the Expansion Premises; and (y) in the event that the Expansion Fair Market Value is in excess of $65.00 per rentable square foot, an amount as set forth in the Rent Notice, as the same may be disputed and determined as set forth above. The Expansion Premises Allowance shall be for the design and construction of the Initial Installations for the Expansion Premises in accordance with Section 4.2 of the Lease. Landlord shall make progress payments from the Expansion Premises Allowance in accordance with the requirements and procedures of Section 2.2.F of the Lease. Any amount of the Expansion Premises Allowance which has not been previously requisitioned by Tenant on or before the twenty-nine (29) months from the Expansion Premises Commencement Date shall be retained by Landlord and Tenant shall have no further right or claim thereto

3. PH Premises. Landlord hereby demises and leases to Tenant, and Tenant hereby leases from Landlord, the PH Premises for a Lease Term commencing as of the PH Premises Commencement Date (as hereinafter defined) and expiring on the Expiration Date, unless sooner terminated in accordance with the terms of the Lease. Landlord shall allow reasonable pathways from the PH Premises to (a) the Original Premises and the Expansion Premises to permit Tenant to run mechanical, electrical and plumbing equipment between such Premises and the PH Premises as reasonably necessary to operate a pH/acid neutralization room, and (b) the exterior of the Building as reasonably necessary to vent the PH Premises; provided, however, that (i) Tenant hereby acknowledges and agrees that Landlord shall not be required to allow such pathways in areas that either are not permitted under current leases in the Project or would adversely impact any existing tenants in the Project, but (ii) Landlord shall ensure that such reasonable pathways are available.

(a) The PH Premises currently houses another tenant’s HVAC equipment (the “Existing Tenant’s Equipment”), and is expected to become available on May 15, 2019, provided, however, in the event that delivery date of the PH Premises is later than August 15, 2019 for any reason other than an Unavoidable Delay (as defined in the Lease), the PH Premises Rent Commencement Date shall be delayed by one (1) day for each day beyond August 15, 2019 that the PH Premises are delivered to Tenant. If Tenant wishes to commence use of the PH Premises prior to May 15, 2019 and to therefore cause Landlord to relocate the Existing Tenant’s Equipment prior to the natural expiration of the use agreement for the same, then, no later than one hundred and twenty (120) days prior to the desired date of use, Tenant shall (i) deliver notice to Landlord stating such desired date, together with a deposit equal to one hundred thousand dollars ($1 00,000) towards the costs that may be incurred by Landlord in relocating the Existing Tenant’s Equipment (such notice and payment, collectively, the “PH Premises Early Delivery Notice”), and Landlord shall thereafter use commercially reasonable efforts to cause the existing tenant to agree to relocate the Existing Tenant’s Equipment from the PH Premises. Notwithstanding the foregoing, in the event that Landlord, using commercially reasonable efforts, is unable to cause a relocation of the Existing Tenant’s Equipment, then Landlord shall promptly refund to Tenant the one hundred thousand dollars ($1 00,000.00) payment made by Tenant to Landlord. In the event that Landlord is successful in relocating the Existing Tenant’s Equipment, Tenant shall be responsible for all costs and expenses associated with the same. If such costs and expenses exceed the deposit provided to Landlord pursuant to the foregoing, Tenant shall pay such excess costs within thirty (30) days of request from Landlord and all such amounts shall be considered rent due under the Lease. In the event that such costs and expenses are less than the deposit provided to Landlord, Landlord shall refund the different to Tenant within thirty (30) days of the PH Premises Commencement Date (as hereinafter defined).

(b) If Tenant does not deliver the PH Premises Early Delivery Notice, Landlord shall use commercially reasonable efforts to deliver the PH Premises to Tenant on May 15, 2019. As used herein, the “PH Premises Commencement Date” shall be the date of actual delivery of the PH Premises to Tenant. Landlord shall deliver the PH Premises in the then as-is condition of the PH Premises, but with the Existing Tenant’s Equipment and all other personal property removed. Tenant shall, at Tenant’s sole cost and expense, be responsible for all plans, consents and all necessary permits and approvals from the City of Boston or any other applicable Governmental Authorities with respect to, and will perform all other work to prepare the PH Premises for, Tenant’s intended use, subject to the provisions of Section 4.2 of the Lease.

(c) Notwithstanding the foregoing, Landlord reserves the right in Landlord’s sole discretion (the “PH Premises Relocation Right”) to relocate the PH Premises to an alternate location within the Building at any time prior to the PH Premises Commencement Date, provided that such alternate location is (i) fully demised; (ii) located on a floor below the Existing Premises; and (iii) can be delivered to Tenant in the condition required by subsection (a) above on or before July 1, 2020. In the event Landlord exercises the PH Premises Relocation Right, Landlord shall make reasonable efforts to provide an alternate location near the Building plumbing chase or elevator/utility risers in 23 Drydock.

(d) Base Rent for the PH Premises at each point during the Lease Term shall be at the same rate per rentable square foot as the rest of the Leased Premises at such time. The Base Rent payable for the PH Premises shall commence on that date that is two (2) months following the applicable PH Premises Commencement Date. Until the PH Premises Rent Commencement Date, Base Rent, PILOT Payments and Tenant’s Proportionate Share of Operating Costs for the PH Premises shall be abated. Tenant shall pay all forms of Additional Rent (other than PILOT Payments and Tenant’s Proportionate Share of Operating Costs) with respect to the PH Premises commencing on the PH Premises Commencement Date and all Additional Rent (including but not limited to PILOT Payments and Tenant’s Proportionate Share of Operating Costs) with respect to the PH Premises commencing on the PH Premises Rent Commencement Date.

(e) Tenant hereby agrees and acknowledges that the allowed use of the PH Premises shall be for Tenant’s PH/acid neutralization systems (“Tenant’s PH Systems”). Tenant shall use, and cause other parties under its control or for which it is responsible to use, the PH Systems in accordance with the Lease and in accordance with all applicable Requirements, and any permits and approvals from Governmental Authorities, and shall not permit any Hazardous Materials to be used or kept in or on the PH Premises without Landlord’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), other than sulfuric acid and sodium hydroxide as customarily used in a pH/acid neutralization room. As a condition to Landlord’s consent to introduce any Hazardous Material into any part of the Leased Premises, the Building or the Project, Tenant shall deliver to Landlord for Landlord’s review and approval the following information with respect thereto: (a) a description of handling, storage, use and disposal procedures; (b) all plans or disclosures and/or emergency response plans which Tenant has prepared, including without limitation a spill response plan, and all plans which Tenant is required to supply to any governmental agency or authority pursuant to any Requirements; (c) copies of all required permits relating thereto; and (d) other information reasonably requested by Landlord. The provisions of this paragraph (e) are in addition to all other restrictions on Hazardous Materials contained in the Lease.

4. Building Remeasurement; Remeasurement of Original Premises. The parties hereby confirm and agree that since the date of the Original Lease, the Building has been remeasured and comprises 809,296 rentable square feet, which square footage has been used to calculate Tenant’s Proportionate Share for the Expansion Premises and the PH Premises (as set forth below). Notwithstanding anything in the Original Lease to the contrary, from and after February 1, 2027 (the “Remeasurement Effective Date”), the parties hereby confirm and agree that the square footage of the Phase I Premises shall be deemed to comprise 17,369 rentable square feet, the Phase II Premises shall be deemed to comprise 17,751 rentable square feet, the Phase III Premises shall be deemed to comprise 17,877 rentable square feet and the Phase IV Premises shall be deemed to comprise 17,803 rentable square feet. Effective as of the Remeasurement Effective Date, Tenant’s Proportional Share for the Phase I Premises, Phase II Premises, Phase III Premises and Phase IV Premises shall be recalculated to reflect the increase in square footage of the same.

5. The definition of “Tenant’s Proportionate Share” in Article I of the Original Lease is hereby deleted in its entirety and replaced with the following:

“Tenant’s Proportionate Share shall mean as the date hereof, 6.57% (i.e. for the Phase I, Phase II and Phase III Premises) and shall be increased to 8.87% on the Phase IV Commencement Date based on the Building consisting of 782,539 rentable square feet per the Original Lease. Based on the remeasurement of the Building to 809,296 rentable square feet, Tenant’s Proportionate Share for the Expansion Premises and PH Premises is as follows: (i) for the PH Premises, the Tenant’s Proportionate Share is 0.03%; and (ii) for the Expansion Premises, the Tenant’s Proportionate Share is 2.15%.

6. Base Rent and Landlord’s Construction Loan. No later than thirty (30) days from the date hereof, Tenant shall make a one-time lump sum payment to Landlord of $325,971.58 (the “Reconciliation Payment”) as a reconciliation of all Construction Rent owing to Landlord through the end of July, 2018. Upon payment by Tenant to Landlord of the Reconciliation Payment, the parties agree that no further payments shall be due and owing with respect to the Lease through and including July 31 of 2018, including, without limitation, Base Rent, Construction Rent and all Additional Rent. Exhibit D to the Lease is hereby deleted in its entirety and replaced by Exhibit D attached hereto. Notwithstanding any other provision of the Lease to the contrary, it is acknowledged and agreed that (a) commencing August 1, 2018, the principal balance with respect to Landlord’s Construction Loan for the Phase I Premises is shall be deemed to be $901,150.21 repayable at an interest rate of 7.35874% per annum, (b) commencing August 1, 2018, the principal balance with respect to Landlord’s Construction Loan for the Phase II Premises is deemed to be $1,056,100.50 payable at an interest rate of 5.58418% per annum, and (c) commencing September 1, 2018, the principal balance with respect to Landlord’s Construction Loan for the Phase III Premises is deemed to be $874,882 payable at an interest rate of 6.13562% per annum. Landlord and Tenant hereby agree that notwithstanding anything to the contrary set forth in Section 2.2(D) of the Lease or the Side Letter between Landlord and Tenant dated March 21, 2016, Tenant shall be required to pay Landlord’s Construction Loan as set forth on the schedule with respect to the same included within Exhibit D attached hereto.

7. Original Premises Allowance. Provided no monetary or material non-monetary default exists as of May 1, 2021 (following notice and the expiration of any applicable grace or cure periods), Landlord agrees to contribute an amount up to $1,062,000.00 (i.e. $15.00 per rentable square foot of the Original Premises) toward the cost incurred by Tenant for improvements to the Original Premises (the “Original Premises Allowance”), which improvements shall be made in accordance with the provisions of Section 4.2 of the Lease. If the Original Premises Allowance Condition (as hereinafter defined) is met, Tenant shall be entitled to draw down on the Original Premises Allowance with respect to any portion of the Original Premises in accordance with the requirements and procedures of the second paragraph of Section 2.2.F of the Lease (other than the last sentence of said Section 2.2.F) commencing as of May 1, 2021 provided however, that as of that date which is thirty-six (36) months after the Original Premises Allowance Condition, any amount of the applicable Original Premises Allowance which has not been previously requisitioned by Tenant pursuant to the foregoing shall be retained by Landlord and Tenant shall have no further right or claim thereto. If the Original Premises Allowance Condition has not been met as of May 1, 2021, then Tenant shall still be entitled to the Original Premises Allowance but Tenant shall not be permitted to draw down on such Original Premises Allowance until the earlier of the date when the Original Premises Allowance Condition has been met or February 1, 2027 (provided, however, that such Original Premises Allowance may be used to reimburse Tenant for any leasehold improvements made to the Original Premises from and after May 1, 2021). In such event, Landlord shall make disbursements upon receipt of the documentation required under Section 2.2.F of the Lease, provided that any amount of the Original Premises Allowance which has not been requisitioned by Tenant on or before February 1, 2028 shall be retained by Landlord and Tenant shall have no further right or claim thereto. As used herein, the “Original Premises Allowance Condition” shall be met if Tenant provides Landlord with reasonable evidence that any of the following conditions occurs: (i) Tenant has a market valuation of $900,000,000.00 or (ii) Tenant has a net worth, determined in accordance with generally accepted accounting principles, of $325,000,000.00. Landlord agrees that in the event Tenant receives the required approvals from the Prime Landlord and all Governmental Authorities, Tenant may create up to two connections between the portion of the Premises located in 21 Drydock Avenue and the portion of the Premises located in 23 Drydock Avenue, subject to and in accordance with Section 4.2 of the Lease. Landlord agrees to cooperate with and assist Tenant as reasonably requested by Tenant, at no out-of-pocket cost to Landlord, to obtain all approvals required to create such connections at Tenant’s expense, including executing applications and authorizations that may be required in connection therewith.

8. Statements. Section 2.6(E) of the Lease is hereby deleted in its entirety.

9. Electricity. Section 3.1 of the Original Lease is hereby deleted in its entirety and replaced with the following:

“Section 3.1 Utilities. Landlord shall furnish or cause public utilities to furnish electricity to each Bay within the Leased Premises with (a) no less than 19 watts per rentable square foot of electric capacity and (b) water to the Building to the extent and in such manner as is adequate to reasonably serve Tenant’s use and occupancy of the Leased Premises. Landlord retains the right to adjust electric capacity to the Expansion Premises provided by Landlord (as opposed to any additional electric capacity to the Expansion Premises provided by or on behalf of Tenant) based on actual usage, provided such reduction does not compromise or interfere with Tenant’s current or future use of the Premises, and that Landlord continues to furnish or cause public utilities to furnish electricity to each Bay within the Leased Premises with no less than 19 watts per rentable square foot of electric capacity. Landlord and Tenant acknowledge that 19 watts per rentable square foot of electric capacity may be insufficient for Tenant’s intended use, and agree to work cooperatively to identify if and when electrical service to the Premises requires upgrading. Landlord shall cooperate with Tenant to facilitate Tenant’s upgrades to electricity infrastructure, which upgrades shall be at Tenant’s sole cost and expense.

10. Expansion Rooftop Space. Effective on the Expansion Space Delivery Date, the Tenant shall have the right to construct additional installations for the Leased Premises in the area of the roof of the Building as shown on the plan attached here to as Exhibit A-3 (“Expansion Rooftop Installations”), all such construction to be in accordance with the provisions of the Lease.

11. Security Deposit. As of the Phase IV Commencement Date, the Security Deposit shall be increased to $1,537,403.00 from $1,400,000. The Security Deposit shall remain at $1,537,403.00 on and after the Expansion Premises Commencement Date. Section 6.5.E of the Original Lease is hereby deleted in its entirety.

12. Right of First Offer. The following is hereby inserted as a new Section 9.4 of the Lease immediately following Section 9.3 of the Lease.

“Section 9.4 Right of First Offer.

(a) Tenant shall have the following one (1) time right (“Right of First Offer”) to lease each RFO Premises (as hereinafter defined) when such RFO Premises become available for lease to Tenant (as hereinafter defined), subject to the following conditions, which conditions Landlord may waive, at its election, by written notice to Tenant at any time: (i) Tenant is not in Default of its covenants and obligations under the Lease beyond any applicable notice and cure periods, and (ii) at the time of such RFO Notice (as hereinafter defined) Tenant leases no less than four (4) Bays and occupies for its own use no less than three (3) Bays of the Leased Premises. For purposes hereof, if any portion of the Premises is occupied by any affiliate of Tenant, including, without limitation, joint ventures of which Tenant or any affiliate of Tenant is a part, it shall be deemed to be occupied by Tenant “for its own use.” Notwithstanding the foregoing, Tenant shall have no right to exercise its Right of First Offer if less than twenty-four (24) months remain in the Term of the Lease, unless (i) Tenant has not yet exercised Tenant’s Renewal Term, (ii) Tenant’s Renewal Term has not lapsed unexercised, and (iii) simultaneously with giving Tenant’s RFO Exercise Notice, Tenant timely and properly exercises its Renewal Term as set forth in Sections 8.1 and 8.2 of the Lease.

(b) Definition of RFO Premises. Each of the following (i) through (v) shall be an “Individual RFO Premises”, and collectively the “RFO Premises”: (i) Suite 23-710W (“RFO Premises A”) containing approximately 13,000 rentable square feet as shown on Exhibit E-1, First Amendment attached hereto which is expected to become available in January, 2024, unless the tenant leasing such space exercises its option to renew in which event it is expected to become available in January, 2029; (ii) Suite 23-720W (“RFO Premises B”) containing approximately 5,000 rentable square feet as shown on Exhibit E-2, First Amendment, which is expected to become available in August, 2024; (iii) Suite 21-740E (“RFO Premises C”) containing approximately 3,325 rentable square feet as shown on Exhibit E-3, First Amendment, which is expected to become available in February, 2024; (iv) Suite 21-710E (“RFO Premises D”) containing approximately 8,170 rentable square feet as shown on Exhibit E-4, First Amendment, which is expected to become available in July 2027; and (v) any portion of that space currently occupied by Elkus Manfredi, consisting of approximately 52,000 rentable square feet in three (3) bays on the seventh (7th) floor of 23 Drydock East or the seventh floor of 25 Drydock, East or West, which may become available (“RFO Premises E”) as shown on Exhibit E-5, First Amendment. For the purposes of this Section 9.4, an RFO Premises shall be deemed to be “available for lease to Tenant” when the same becomes available in accordance with the schedule attached hereto as Exhibit C.

(c) Exercise of Rights to Lease RFO Premises. Landlord shall give Tenant written notice (“RFO Notice”) setting forth (i) the location and square footage of space in each Individual RFO Premises that will become available, (ii) the date that such RFO Premises will become available for lease to Tenant as aforesaid, and (iii) the Base Rent and Additional Rent determined by Landlord pursuant to subsection (d)(ii) below. Tenant shall have the right, exercisable upon written notice given to Landlord within twenty (20) days after the receipt of an RFO Notice (“RFO Exercise Notice”), to lease any such RFO Premises (provided, however, that Tenant may not accept less than the entirety of the Individual RFO Premises which were the subject of the RFO Notice, provided, however, that if more than one Individual RFO Premises was the subject of the RFO Notice, Tenant may elect to accept one or more Individual RFO Premises without accepting all Individual RFO Premises). In addition, Tenant shall have the right to send Landlord a Dispute Notice with respect to Landlord’s determination of the Base Rent and Additional Rent. If Tenant timely and properly gives Landlord Tenant’s RFO Exercise Notice, then Landlord shall lease to Tenant and Tenant shall hire and take from Landlord, such RFO Premises, upon all of the same terms and conditions of the Lease except as hereinafter set forth. If Tenant does not timely and properly provide Tenant’s RFO Exercise Notice, time being of the essence, then Tenant shall have no further right to lease all or any portion of the RFO Premises which were the subject of the RFO Notice. If Tenant submits a Dispute Notice as aforesaid, the Base Rent and Additional Rent shall be determined as set forth in Section 8.3 of the Lease.

(d) Lease Provisions Applying to RFO Premise . The leasing to Tenant of such RFO Premises shall be upon all of the same terms and conditions of the Lease, except as follows:

(i) RFO Premises Commencement Date

The “RFO Premises Commencement Date” for each RFO Premises shall be the later of: (x) the RFO Premises Commencement Date as set forth in Landlord’s Notice, or (y) the date that Landlord delivers such RFO Premises to Tenant in the condition set forth in subparagraph (iii) below.

(ii) Base Rent

Base Rent with respect to the RFO Premises shall mean the “Fair Market Value” (as defined in and determined in accordance with Section 8.2 and, if applicable, 8.3 of the Lease) of the Expansion Premises as of the RFO Premises Commencement Date provided, however, that for the avoidance of doubt the Permitted Use shall be laboratory use.

(iii) Condition of RFO Premises

Tenant shall take such RFO Premises “as-is” in its then (i.e. as of the date of delivery) state of construction, finish, and decoration, without any obligation on the part of Landlord to construct or prepare any RFO Premises for Tenant’s occupancy.

(iv) Execution of Lease Amendments

Notwithstanding the fact that Tenant’s exercise of the above-described option to lease RFO Premises shall be self-executing, as aforesaid, the parties hereby agree promptly to execute a lease amendment reflecting the addition of an RFO Premises within thirty (30) days after Tenant’s delivery of the RFO Notice. The execution of such lease amendment shall not be deemed to waive any of the conditions to Tenant’s exercise of the herein option to lease the RFO Premises, unless otherwise specifically provided in such lease amendment.

(v) Subject to Existing Rights

Notwithstanding anything herein to the contrary, Tenant’s Right of First Offer is subject and subordinate to the expansion rights (whether such rights are designated as a right of first offer, right of first refusal, expansion option or otherwise) of any tenant of the Building existing on the date hereof provided as set forth in Exhibit C, however, that Tenant’s Right of First Offer to RFO Premises E is also subject to Landlord’s decision, in Landlord’s sole discretion, to extend the term of lease of the existing tenant, regardless of whether such tenant has a renewal right.”

13. Parking. Section 9.2 is hereby deleted in its entirety and replaced with the following:

“Section 9.2 Parking. During each period of the Lease as set forth below, Tenant shall have the exclusive non-reserved right to use the corresponding number of surface parking spaces located on the Drydock A venue side of the Project utilizing “G” decals (collectively, the “Parking Spaces”).

Period	Total Number of Parking Spaces
First Amendment Effective Date through Expansion Premises Delivery Date	4

Expansion Premises Delivery Date through remainder of Term	5

Tenant shall pay, as Additional Rent, a monthly parking charge for such Parking Spaces at the then-current parking charge per space, per month, which rate may be increased from time to time. The Parking Spaces shall be used only for parking duly registered and operating private passenger motor vehicles owned and operated by Tenant or its employees and for visitor parking. Neither the Landlord nor any operator shall be liable for any loss, injury or damage to persons using the Parking Spaces or automobiles or other property therein, and, to the fullest extent permitted by law, the use of the Parking Spaces shall be at the sole risk of Tenant and its employees. The location of the Parking Spaces shall be determined by Landlord subject to availability.”

14. Signage. In addition to the Building-standard signage provided for in Section 3.2.E of the Lease, as of the date hereof Tenant shall have the right to install, at Tenant’s sole cost and expense, one exterior sign affixed to an outside container designated by Landlord on the promenade at the 25 Drydock portion of the Building. Tenant’s signage shall be subject to all Legal Requirements and Landlord’s prior approval and shall conform to the Building’s signage criteria. In addition, Landlord reserves the right to relocate any such signage to an outside container designated by Landlord at the 23 Drydock portion of the Building in Landlord’s sole discretion.

15. Marine Industrial Use. In the event that during the Lease Term Tenant enters into business activity or research related to the marine industrial sector, Tenant agrees to inform Landlord and to use good-faith efforts to perform its business and/or research related to the same in the Building (rather than any other buildings leased by Tenant in the Maritime Industrial Park in which the Building is located), provided that such efforts do not materially increase the cost to Tenant relating to such work when compared to any such other buildings and provided further that the foregoing shall not constrain Tenant from also conducting business activity or research related to the marine industrial sector in other buildings leased by Tenant in the Maritime Industrial Park in which the Building is located. In addition, Tenant agrees to cooperate with Landlord at no cost to Tenant in connection with Landlord’s efforts to have any such marine industrial uses recognized by the Prime Lessor.

16. Miscellaneous. Tenant hereby represents and warrants to Landlord as follows: (i) the execution and delivery of this Amendment by Tenant has been duly authorized by all requisite corporate action; (ii) neither the Lease nor the interest of Tenant therein has been assigned, sublet, encumbered or otherwise transferred; (iii) to the best knowledge of Tenant, there are no defenses or counterclaims to the enforcement of the Lease or the liabilities and obligations of Tenant thereunder; (iv) except as set forth in the Lease, Tenant is not entitled to any offset, abatement or reduction of rent under the Lease; (v) neither Landlord (to the best knowledge of Tenant) nor Tenant is in breach or default of any its respective obligations under the Lease; and (vi) Landlord has made no representations or warranties to Tenant in connection with the execution and delivery of this Amendment, except as expressly and specifically set forth in this Amendment. Except as expressly and specifically set forth herein, the Lease is hereby ratified and confirmed, and all of the terms, covenants, agreements and provisions of the Lease shall remain unaltered and unmodified and in full force and effect throughout the balance of the term of the Lease, as extended hereby. If any of the provisions of the Lease are inconsistent with this Amendment, the provisions of this Amendment shall control. Submission of this Amendment by Landlord is not an offer to enter into this Amendment but rather is a solicitation for such an offer by Tenant. Landlord shall not be bound by this Amendment until Landlord has executed and delivered the same to Tenant. This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but such counterparts shall together constitute one and the same instrument. Any signature delivered by a party by facsimile or electronic transmission shall be deemed to be an original signature to this Agreement and binding on such party.

17. Brokers. Tenant warrants and represents that it has dealt with no broker other than Columbia Group and JLL (collectively, the “Broker”) in connection with the consummation of this Amendment, the commission for which Broker shall be paid by Landlord in accordance with separate agreements. In the event of any other brokerage claims against Landlord predicated upon prior dealings with Tenant, Tenant agrees to defend the same and indemnify Landlord against any such claim.

18. Capitalized Terms. Capitalized terms that are not otherwise defined herein shall have the meaning set forth in the Lease.

19. Governing Law. This Amendment shall be governed by the laws of the Commonwealth of Massachusetts without regard to its conflict of law provisions.

20. Counterparts. This Amendment may be executed in several counterparts each of which when executed and delivered is an original, but all of which together shall constitute one instrument.

[Signatures on next page]

IN WITNESS WHEREOF, the parties hereto have executed this instrument in any number of counterpart copies, each of which shall be an original for all purposes, as of the day and year first above written.

“LANDLORD”

JAMESTOWN 21-23-25 Drydock, L.P.,
a Delaware limited partnership

By:	JT 21-23-25 Drydock Corp.,
a Delaware corporation,
its general partner

By:	/s/ Dana Griffin
	Name:	Dana Griffin
	Title:	Authorized Signatory

“TENANT”

GINKGO BIOWORKS, INC.,
a Delaware corporation

By:	/s/ Barry Canton
	Name:	Barry Canton
	Title:	Founder, Secretary
Hereunto duly authorized

[Signature Page]